Exhibit 10.1

ESCROW AGREEMENt

This Escrow Agreement (the “Agreement”) is made and entered into as of April 3, 2017, by and between CardConnect Corp., a Delaware corporation (the “Parent”); Michael J. Mertz, the sole stockholder of Mertzco, Inc., an Illinois corporation (the “Target”); and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

Recitals

WHEREAS, Parent, CCN Chicago, LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (“Merger Sub”), Target, and Michael J. Mertz have entered into an Agreement and Plan of Merger dated as of April 3, 2017 (the “Merger Agreement”), pursuant to which, among other things, (i) Target will be merged with and into Merger Sub (the “Merger”) and (ii) shares of Parent Common Stock will be issued to Michael J. Mertz. A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an Escrow Fund to secure certain rights of the Parent Indemnitees (as defined in the Merger Agreement) with respect to Michael J. Mertz’s indemnification obligations as provided in the Merger Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Merger Agreement.

Agreement

The parties, intending to be legally bound, agree as follows:

Section 1.         Defined Terms. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

Section 2.         Escrow and Indemnification.

2.1     Parent Common Stock and Stock Powers Placed in Escrow. In accordance with the Merger Agreement, (a) Parent shall issue 236,850 shares of Parent Common Stock in book-entry form in the name of Michael J. Mertz to be held in the Escrow Fund pursuant to this Agreement, and shall cause such shares to be held by the Escrow Agent in restricted book-entry form pursuant to the terms of this Agreement and the Merger Agreement and (b) Michael J. Mertz shall deliver to the Escrow Agent ten “assignments separate from book-entry shares” (“Stock Powers”) endorsed by Michael J. Mertz in blank. Michael J. Mertz shall ensure that all signatures on the Stock Powers delivered to the Escrow Agent in accordance with the preceding sentence have been medallion guaranteed by a national bank or a Nasdaq Stock Market member firm.

2.2     Escrow Fund. The Escrow Fund shall be held in escrow pursuant to this Agreement and shall secure the rights of the Parent Indemnitees with respect to Michael J. Mertz’s indemnification obligations under the Merger Agreement. The Escrow Agent hereby accepts delivery of the Escrow Fund and agrees to hold the Escrow Fund, subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3     Voting of Shares in the Escrow Fund. Michael J. Mertz shall be entitled to exercise all voting rights with respect to shares of Parent Common Stock in the Escrow Fund. The Escrow Agent shall promptly distribute to Michael J. Mertz any proxy materials and other documents relating to the Escrow Fund received by the Escrow Agent from Parent.

2.4     Investments. At the instruction of Michael J. Mertz, the Escrow Agent shall invest and reinvest the cash (if any pursuant to dividends or otherwise) held in the Escrow Fund from time to time in (a) short-term securities issued or guaranteed by the United States Government, its agencies or instrumentalities; and/or (b) repurchase agreements with maturity dates of ninety (90) days or less that are fully secured as to payment of principal and interest by collateral consisting of obligations relating to such securities stated in clause (a) above. Upon the request of either Parent or Michael J. Mertz, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to any cash funds held in the Escrow Fund. In addition, the Escrow Agent shall provide Parent and Michael J. Mertz with quarterly account statements for any fiscal quarter during there are changes to the Escrow Fund.

2.5     Interest, Etc. Parent and Michael J. Mertz agree that any interest accruing on or income otherwise earned (including any ordinary cash dividends paid in respect to the Escrow Fund) on any investment of any cash funds in the Escrow Fund shall be held by the Escrow Agent in the Escrow Fund. The aggregate amount of all interest and other income earned on any investment of any cash funds in the Escrow Fund shall be distributed by the Escrow Agent as set forth in Section 3.

2.6     Dividends, Etc. Parent and Michael J. Mertz agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any shares of Parent Common Stock in the Escrow Fund (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to Michael J. Mertz, but rather shall be distributed or issued to and held by the Escrow Agent as part of the Escrow Fund. Any securities or other property received by the Escrow Agent in respect of any shares of Parent Common Stock in the Escrow Fund as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Fund.

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2.7     Transferability. Except as provided for herein or by operation of law, the interests of Michael J. Mertz and the Parent in the Escrow Fund shall not be assignable or transferable.

2.8     Trust Fund. The shares of Parent Common Stock held in the Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Michael J. Mertz or Parent, respectively, or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

2.9     Taxes. Michael J. Mertz shall be responsible for paying all taxes with respect to the shares of Parent Common Stock in the Escrow Fund, including any and all dividends, distributions and income made or earned and held in the Escrow Fund.

Section 3.         Release of Shares from the Escrow Fund.

3.1     General. At any time and from time to time on or prior to October 3, 2018 (the “Escrow Release Date”), if the Parent makes a claim for indemnity pursuant to and in accordance with Article VIII of the Merger Agreement1, the Parent shall deliver to the Escrow Agent and Michael J. Mertz a written notice setting forth in reasonable detail the amount, nature, and basis of the claim by the Parent. If the Escrow Agent has not received a written objection to such claim or portion thereof or the amount of such claim from Michael J. Mertz within thirty days following the Escrow Agent’s and Michael J. Mertz’s receipt of such escrow notice, then on the next business day following such receipt, the Escrow Agent shall release, by wire transfer to an account or accounts designated by Parent, an amount of Escrow Funds equal to the amount of such claim.

If Michael J. Mertz in good faith delivers to the Escrow Agent and Parent a written objection to any claim or portion thereof or the amount of such claim within thirty days following both the Escrow Agent’s and Michael J. Mertz’s receipt of such escrow notice, then the Escrow Agent shall not distribute to Parent any portion of the shares of Parent Common Stock in the Escrow Fund that is the subject of the dispute notice until the Escrow Agent receives either (A) joint written instructions signed by Michael J. Mertz and Parent (“Joint Written Instructions”) authorizing the release to Parent of the portion of the shares of Parent Common Stock in the Escrow Fund that is agreed upon as the amount recoverable in respect of the dispute notice or (B) a final and non-appealable order of any court of competent jurisdiction (“Court Order”) directing the release to Parent of the portion of the shares of Parent Common Stock in the Escrow Fund that is determined to be the amount recoverable in respect of the dispute notice; provided, that notwithstanding the foregoing, if Michael J. Mertz objects in parts to the amount of the claim, the Escrow Agent shall, after the lapse of the aforementioned thirty day period, deliver to Parent an amount from the Escrow Fund equal to the portion of the claim not objected to by Michael J. Mertz. Upon receipt of such Joint Written Instructions or Court Order, as the case may be, the Escrow Agent shall release to Parent such shares of Parent Common Stock in the Escrow Fund in accordance with such written instructions or Court Order.

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3.2     Distributions Deemed Adjustments to Purchase Price. All distributions from the Escrow Fund to Parent pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price pursuant to the terms of the Merger Agreement.

3.3     Claims in Excess of the Escrow Fund. If at any time during the term of this Agreement, the amount of any payment required to be made by the Escrow Agent to the Parent pursuant to Section 3.1 of the Agreement with respect to an escrow notice exceeds the amount of shares of Parent Common Stock in the Escrow Fund, the Escrow Agent shall pay to the Parent the entire Escrow Fund (including any escrow income). Notwithstanding any such payment, the rights of Parent under the Merger Agreement shall not be satisfied or extinguished, and Parent shall be entitled to recover from Michael J. Mertz the balance of any amounts owed to it thereunder.

3.4     Release of Parent Common Stock in the Escrow Fund. Upon receipt of Joint Written Instructions, which Parent and Michael J. Mertz shall provide no later than five (5) business days following January 3, 2018, the Escrow Agent shall release to Michael J. Mertz a number of shares of the Parent Common Stock from the Escrow Fund equal to (A) the amount of Parent Common Stock and other property, if any, then held in the Escrow Fund less the amount of any Unresolved Claims (as defined below) and other claims that have not been fully paid, multiplied by (B) one-half. Upon receipt of Joint Written Instructions, which Parent and Michael J. Mertz shall provide no later than thirty days following the Escrow Release Date, the Escrow Agent shall release to Michael J. Mertz a number of shares of the Parent Common Stock from the Escrow Fund equal to the excess, if any, by which the value of the amounts held in the Escrow Fund exceed an amount equal to 150% of the amount of any Unresolved Claims, plus the amount of any other claims that have not otherwise been fully paid. Upon the resolution of any Unresolved Claim subsequent to the Escrow Release Date, the Escrow Agent shall make distributions from the Escrow Fund to Parent or Michael J. Mertz, as the case may be, only in accordance with Joint Written Instructions or a Court Order. As used herein, “Unresolved Claims” shall mean, as of a given date, the amount of all unresolved or unsatisfied claims that are the subject of a dispute notice as described in Section 3.1 that was timely and properly asserted under this Agreement, and any claims for which Parent has provided an escrow notice but for which the 30 day objection period has not expired.

3.5     Distributions. Whenever shares of Parent Common Stock held in the Escrow Fund are to be distributed to Parent pursuant to the terms of this Agreement, the Escrow Agent shall transfer such shares from the Escrow Fund to Parent in accordance with its book entry registration procedures, and is hereby authorized and directed by Parent to cancel and retire such shares of Parent Common Stock, treating such shares of Parent Common Stock as authorized but unissued shares of Parent Common Stock. Whenever shares of Parent Common Stock are to be released from the Escrow Fund to Michael J. Mertz pursuant to the terms of this Agreement, the Escrow Agent shall release such shares from the Escrow Fund and remove any restrictive legend pertaining solely to the Escrow Fund and this Agreement from such shares in accordance with its book entry registration procedures.

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3.6     Disputes. All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement within thirty days from the date of commencement of discussion between Parent and Michael J. Mertz shall be resolved by arbitration to be held in Philadelphia, Pennsylvania. A single arbitrator shall be mutually appointed by the Parent and Michael J. Mertz, or in case of disagreement as to the appointment of a sole arbitrator, by three (3) arbitrators of which each party shall appoint one arbitrator and the two appointed arbitrators shall jointly appoint the third arbitrator. The arbitration shall be governed by the rules of the American Arbitration Association. The arbitration award shall be in writing and shall be final and binding on the parties. The arbitrators shall have the power to award the costs and reasonable expenses (including reasonable fees of counsel) incurred in the arbitration as also interest on any amounts payable by a party to another.

Section 4.         Fees and Expenses. The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. Each of Parent, on the one hand, and Michael J. Mertz, on the other hand, shall pay one-half of the fees and expenses (including reasonable and documented attorneys’ fees) of the Escrow Agent for the services to be rendered by the Escrow Agent pursuant to this Agreement. The Escrow Agent agrees to serve as Escrow Agent in accordance with the fee schedule attached as Schedule 1 hereto.

Section 5.         Limitation of Escrow Agent’s Liability.

5.1     The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2     Parent and Michael J. Mertz hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall be allocated and paid in the same manner as fees and expenses under Section 4 of this Agreement and shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

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Section 6.         Termination.

This Agreement shall terminate upon the distribution or release by the Escrow Agent of all shares of Parent Common Stock and other property, if any, held in the Escrow Fund in accordance with this Agreement (the date of such release being referred to as the “Termination Date”). Sections 3.2, 3.3, 3.6 and 4 shall survive termination of this Agreement.

Section 7.         Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 45 days after it is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent (acceptable to Michael J. Mertz, acting reasonably). If Parent fails to appoint a successor Escrow Agent within 30 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and Michael J. Mertz as to the transfer of the shares of Parent Common Stock in the Escrow Fund to a successor Escrow Agent.

Section 8.         Miscellaneous.

8.1     Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2     Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

CardConnect Corp.

1000 Continental Drive, Suite 300

King of Prussia, PA 19406

Attention: Jeff Shanahan

Phone: (484) 581-2920

Email: jshanahan@cardconnect.com

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with a copy, which shall not constitute notice, to:

Ledgewood PC
2001 Market Street, Suite 3400
Philadelphia, PA 19103
Attention: Amanda Abrams
Phone: (215) 731-9450

Email: aabrams@ledgewood.com

Facsimile: (215) 735-2513

if to Michael J. Mertz:

Michael J. Mertz

313 North Racine

Chicago, IL 60607

Phone: (312) 644-2744

Michaelmertz@hotmail.com

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLC
One New York Plaza

New York, New York 10004

Attention: Christopher Roman

Phone: (212) 859-8000

Email: christopher.roman@friedfrank.com

if to the Escrow Agent:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attention: Isaac Kagan

Email: ikagan@continentalstock.com

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other party, the Escrow Agent may assume without inquiry that notice or other document was received by such other party on the date on which it was received by the Escrow Agent.

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8.3     Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.4     Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.5     Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.6 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

8.6     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. The rights of Michael J. Mertz under this Agreement may be assigned, delegated or transferred, in whole or in part, to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of Michael J. Mertz, or any other party, managed fund or managed client account over which Michael J. Mertz or any of his affiliates exercise investment authority, including, without limitation, with respect to voting and dispositive rights.

8.7     Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.8     Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Michael J. Mertz, and the Escrow Agent.

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8.9     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.10   Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any party other than the parties hereto and their respective successors and assigns, if any.

8.11   Entire Agreement. This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

8.12   Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

8.13   Tax Reporting Information. Parent agrees to provide the Escrow Agent with a certified tax identification number, and Michael J. Mertz agrees to provide the Escrow Agent with a certified social security number by furnishing appropriate form W-9 and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). If the Tax Reporting Documentation is incomplete or not provided to the Escrow Agent, the Escrow Agent shall, as required by the Code, deduct and withhold from any amount distributed or released from the Escrow Fund all taxes which may be required to be deducted or withheld under any provision of applicable tax law. All such withheld amounts shall be treated as having been delivered to the party entitled to the amount distributed or released in respect of which such tax has been deducted or withheld.

8.14   Cooperation. Michael J. Mertz and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, Michael J. Mertz, or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

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8.15   Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)         The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)         As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)         Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

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In Witness Whereof, the parties have duly caused this Agreement to be executed as of the day and year first above written.

CardConnect Corp., a Delaware corporation

By:	/s/ Jeff Shanahan
Name:	Jeff Shanahan
Title:	Chief Executive Officer and President

[Escrow Agreement Signature Page]

Michael J. Mertz

By:	/s/ Michael J. Mertz
Name:	Michael J. Mertz

[Escrow Agreement Signature Page]

Continental Stock Transfer & Trust
Company, a New York corporation

By:	/s/ Isaac Kagan
Name:	Isaac Kagan
Title:	Account Administrator

[Escrow Agreement Signature Page]

Schedule 1

Escrow Agent’s Fees and Expenses

Review of Documents	$2,500.00

Set up and Issuance of Escrow Account shares	$2,500.00

Monthly Fee for holding securities and/or cash:	$200.00 per month